Exhibit (a)(1)

Epicor Board of Directors Affirms its Recommendation that Stockholders Reject Elliott Associates’

Highly Conditional Extended Offer and Not Tender Their Shares

IRVINE, Calif. – November 20, 2008 – Epicor Software Corporation (NASDAQ:EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today issued the following statement in response to Elliott Associates L.P.’s recent announcement that it has extended the expiration for its tender offer.

The Epicor Board of Directors continues to unanimously recommend that stockholders reject the Elliott Associates tender offer and not tender their shares. The Board continues to believe that Elliott Associates’ offer is highly conditional, opportunistic and would deprive stockholders from benefiting from the value associated with Epicor’s current and planned ERP and Retail business software solutions, including the release of Epicor 9 which will become generally available during the fourth quarter.

For the reasons specifically set forth in Epicor’s Schedule 14D-9, as amended, the Board remains confident that the successful execution of Epicor’s business plan, including its product strategy and roadmap, would provide greater value to stockholders than that provided by the offer. Epicor is in an excellent position to expand market share and drive revenue growth by exploiting its near and long term opportunities in each of its markets.

The Company remains focused on building sustained growth and creating stockholder value through the execution of Epicor’s business plan. The combination of ERP and Retail solutions and the flexibility built into the Company’s business model helps ensure that Epicor can rapidly adapt to whatever market conditions the Company may face in the most efficient and effective manner. Stockholders are poised to benefit from the value of cost reduction initiatives which Epicor recently announced to drive productivity and efficiency throughout the Company. Specifically, Epicor announced that it expects to achieve annual savings of between $16 million and $20 million annually as a result of these initiatives.

The Epicor Board urges stockholders not to tender their shares. If stockholders have tendered their shares, they can withdraw them. Stockholders needing assistance in withdrawing shares from the Elliott Associates tender offer may call Epicor’s information agent, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Wilson Sonsini Goodrich & Rosati is acting as legal advisor and UBS Investment Bank is acting as financial advisor to Epicor.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements. These forward-looking statements include statements regarding Epicor’s stand-alone plan, strategic plan, robust product road map, product strategy, the timing and success of Epicor 9 and other product enhancements for existing customers and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to the disruptions in Epicor’s business as a result of the offer, conditions in the worldwide economy and financial markets, changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9 and other product enhancements; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to realize the market opportunities expected from the NSB acquisition; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2007 and quarterly report of Form 10Q for the quarter ended September 30, 2008. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Except as required by applicable law, Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Important Legal Information

In connection with the tender offer commenced by Elliott ERP LLC, a subsidiary of Elliott Associates, L.P., the Company has filed with the Securities Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. The Company’s stockholders should read carefully the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to Elliott’s tender offer because it contains important information. Free copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and the related amendments or supplements there to that the Company has filed with the SEC are available at the SEC’s website at www.sec.gov.

Contact:

Epicor Software Corporation

Damon Wright, 949-585-4509

Sr. Director, Investor Relations

dswright@epicor.com

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank/Tim Lynch

212-355-4449